Exhibit 99.1

            Schnitzer Steel Reports First Quarter Earnings


    PORTLAND, Ore.--(BUSINESS WIRE)--Jan. 8, 2007--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported net income of $21 million, or $0.69 per diluted share, for the fiscal 2007 first quarter ended November 30, 2006. Operating income was $34 million compared to $18 million in the first fiscal quarter of 2006, which included an $11 million charge related to the SEC and Department of Justice investigations.



(in millions, except per-share data)   First       First     Fourth
                                       Quarter     Quarter    Quarter
                                        2007        2006       2006
----------------------------------------------------------------------
Revenues                                $510       $341       $605
----------------------------------------------------------------------
Operating Income                        $34        $18(1)      $77
----------------------------------------------------------------------
Net Income                              $21         $42        $50
----------------------------------------------------------------------
Diluted EPS                            $0.69       $1.34      $1.62
----------------------------------------------------------------------
Gain on Asset Disposition                --         $34        $1
----------------------------------------------------------------------
Charge for Investigation Reserve         --         $11        --
----------------------------------------------------------------------
Net Income excluding Gain on Asset
 Disposition and Charge for
 Investigation Reserve                  $21         $19        $49
----------------------------------------------------------------------
Diluted EPS excluding Gain on Asset
 Disposition and Charge for
 Investigation Reserve                 $0.69       $0.61      $1.58
----------------------------------------------------------------------

(1) Includes $ 11 million charge related to SEC and Department of Justice Investigations


    "Even with the impact of the ongoing projects at our facilities to upgrade our equipment and improve our infrastructure and information technology, we are pleased to report a year over year increase in operating income," said John D. Carter, President and Chief Executive Officer. "The long-term fundamentals and outlook for our businesses remain strong, and while the investments we are making have caused and will continue to cause short-term disruptions, we believe this focus on improving the efficiency of our operations will allow us to take maximum advantage of these favorable trends."

    "As expected, the installation of new mega-shredders at our Oakland and Boston area metals recycling facilities resulted in lower volumes and thus higher costs per ton, both of which depressed our operating income for the quarter. In the coming quarters, we expect to recover the volumes and see a positive impact from the new equipment. First quarter margins were also impacted by higher costs for the purchase of raw materials, particularly in the Northeast, which resulted in an increase in average inventory values, and higher freight costs, particularly for shipments from the West Coast. It should be noted that the export markets for both ferrous and nonferrous materials remain strong, and we encourage our investors to continue to judge the results of the Metals Recycling Business over several quarters."

    "The Auto Parts Business was negatively impacted by lower vehicle purchases in the face of higher prices, resulting in lower inventory for retail parts sales as well as lower core and scrap sales. We have acted to adjust our model to maximize vehicle purchases where it makes economic sense to do so and anticipate this will contribute to improved financial performance for the remainder of the year."

    "The Steel Manufacturing Business continues to show good results."

    Metals Recycling Business

    The Metals Recycling segment continues to see positive long-term worldwide fundamentals for scrap metal producers.



($ in millions, except selling prices;      First    First    Fourth
 ferrous volume in thousand long tons,      Quarter  Quarter  Quarter
 nonferrous volumes in million pounds)       2007     2006     2006
----------------------------------------------------------------------
Total Revenues                               $400     $241     $487
----------------------------------------------------------------------
Ferrous Revenues                             $315     $208     $387
----------------------------------------------------------------------
Ferrous Volumes (Processing/Trading)       868/320  549/307  942/459
----------------------------------------------------------------------
Avg. Net Ferrous Sales Prices ($/LT) (1)
(Processing/Trading)                       $226/252 $205/216 $243/253
----------------------------------------------------------------------
Nonferrous Volumes                            80       50       88
----------------------------------------------------------------------
Avg. Net Nonferrous Sales Prices ($/LB) (1) $1.02    $0.62    $1.08
----------------------------------------------------------------------
Operating Income (2)                         $25      $14      $62
----------------------------------------------------------------------

(1) Sales prices are shown net of freight
(2) Includes operating income from joint ventures


    Revenues year-over-year from the Metals Recycling Business increased 66% over the first quarter of 2006. The increase was a result of higher ferrous and nonferrous scrap sales volumes, principally due to the timing of shipments from the Company's West Coast and Northeast metals recycling facilities, higher intercompany sales to the Steel Manufacturing Business and higher ferrous scrap prices. Compared to the fourth quarter of 2006, quarter-over-quarter revenues declined 18% due to lower average ferrous and nonferrous sales prices and lower volumes, primarily due to the shutdown of the Oakland, California export facility for the installation of a new mega-shredder.

    Export markets for ferrous scrap metal remained strong, with average prices significantly higher than the first quarter of 2006 and only slightly lower than the near record prices in the fourth quarter of 2006. In addition, nonferrous prices, although lower than during the fourth quarter, remained strong for all grades of materials.

    Operating income for the quarter was 79% higher than the first quarter of 2006 due to a full quarter's impact of the acquisitions which were only partially reflected in last year's first quarter results. As expected, operating income declined significantly from the strong performance in the fourth quarter of 2006, primarily due to the reduced volumes in Oakland and higher unit costs related to the disruption caused by the mega-shredder installations in Oakland and Boston. Additionally, the results in the fourth quarter benefited from a number of items, including inventory revaluations and the timing of sales. Operating costs for the quarter, which included all costs associated with operating the Oakland facility, were spread over lower volumes, which resulted in the higher unit operating costs. In addition, while the Boston area facility was able to operate during the installation of the new equipment, the existing shredder experienced operational problems during that time period, resulting in higher costs to process ferrous material.

    Ferrous processing volumes were down 74 thousand tons from the fourth quarter of 2006. The decline in volumes from the Oakland operations were partially offset by increased volumes in New England, where high beginning inventories enabled the Boston area facility to increase shipments despite lower processing volumes. Due to the timing of shipments, however, sales volumes in the New England area facilities did not increase as much as forecasted. In addition, due to a lower cost of materials, West Coast operating margins per ton are generally higher than experienced in other regions, and the lower West Coast volumes resulted in a less favorable sales mix and significantly lower operating margins.

    Auto Parts Business

    The Auto Parts Business continues to be impacted by the high cost of purchased vehicles.



($ in millions, except     First Quarter First Quarter Fourth Quarter
 locations)                    2007           2006          2006
----------------------------------------------------------------------
Revenues                       $61            $46           $64
----------------------------------------------------------------------
Operating Income                $4            $8             $9
----------------------------------------------------------------------
Locations (end of quarter)      52            49             51
----------------------------------------------------------------------


    Revenues for the Auto Parts Business increased 32% over the same period last year, primarily as a result of a full quarter's impact of the GreenLeaf acquisition which was only partially reflected in last year's first quarter results, higher prices for the sale of cores and scrapped autobodies and the impact of the five self-service conversion stores, the latest of which opened in October 2006. Compared to the fourth quarter of 2006, revenues declined approximately 5%, primarily due to lower full-service sales.

    Operating income declined 51% from the first quarter of 2006, reflecting the impact of significantly higher costs for purchased vehicles, which narrowed the margin from higher core and scrapped vehicle sales. The Company continues to see strong competition for vehicle purchases in all markets in which it operates. Compared to the fourth quarter of 2006, operating income declined due to higher costs for inventory, reduced scrap and core sales in the self-service business due to lower inventories caused by reduced vehicle purchases at higher prices and lower sales in the full-service business, all of which were partially offset by improved performance in the self-service conversion stores.

    Steel Manufacturing Business

    The Steel Manufacturing Business continued to benefit from strong West Coast markets for steel products.



($ in millions, except
 selling prices; volume   First Quarter  First Quarter Fourth Quarter
 in thousand tons)             2007           2006          2006
----------------------------------------------------------------------
Revenues                       $96            $89           $104
----------------------------------------------------------------------
Avg. Net Sales Prices
 ($/T)                        $546           $517           $548
----------------------------------------------------------------------
Sales Volume                   170            166           181
----------------------------------------------------------------------
Operating Income               $15            $16           $21
----------------------------------------------------------------------


    Revenues for the Steel Manufacturing Business rose 8% on a year over year basis on a $29 per ton increase in average selling prices and slightly higher sales volumes. During the quarter, demand for long steel products remained good, although volumes were down from the fourth quarter of fiscal 2006, reflecting a slight slowdown in residential construction activity.

    Operating income was slightly lower than in the same period last year, primarily reflecting higher costs for the acquisition of scrap metal and higher conversion costs due to increased costs for alloys and electrodes and lower than expected finished tons off the rolling mills. Compared to the fourth quarter of last year, operating income declined due to lower sales volumes and higher scrap and conversion costs, the latter related to lower production volumes.

    Share Repurchase Program

    During the quarter, the Company repurchased 250,000 shares under the amended share repurchase program approved by its Board of Directors in October 2006. The Company has approximately 4.4 million shares available for repurchase under the amended program.

    Outlook

    The Company said the factors that will affect its results in the second quarter of 2007 include:

    Metals Recycling Business:

    Pricing. The export markets for ferrous scrap metal remain strong and domestic prices appear to be strengthening. Based on sales made to date and current market conditions, higher gross sales prices are expected to offset higher export freight costs, resulting in average net prices which are expected to approximate the prices obtained in the first quarter of 2007. The cost of freight, which is deducted from the Company's gross selling prices to arrive at net selling prices, has recently been on the rise and could result in downward pressure on average net selling prices. Nonferrous prices are expected to remain strong by historical standards, but could decline slightly from the average prices in the first quarter.

    Sales volumes. Ferrous scrap volumes in the domestic processing business are expected to rebound in the second quarter, primarily due to the timing of export shipments and the resumption of processing at the Oakland export facility. For the second quarter, volumes shipped from the Company's domestic yards should increase from 868,000 tons in the first quarter to between 1.0 and 1.1 million tons. Volumes in the trading business should be slightly higher than the 320,000 tons shipped during the first quarter.

    Margins. Higher volumes on the West Coast due to the resumption of processing at the Oakland processing facility should help improve overall margins. There is currently significant competition for the acquisition of raw materials in the mid-Atlantic and New England regions of the country, and the differential between purchase costs for the West Coast and the Boston and Rhode Island operations is expected to widen further during the quarter. In addition, while the mega-shredder installations in Oakland and Boston are complete, the Company continues to work through normal start-up issues with the new equipment and related sorting systems; full operating efficiencies are not expected to be realized until the process is complete later in the year.

    Auto Parts Business:

    Revenue. Retail demand in the self-service Auto Parts Business is affected by seasonal changes, with inclement winter weather in the second quarter expected to result in a modest decline from the first quarter in same store retail sales, offset by improved revenues in the self-service conversion stores. Full-service revenues are expected to improve as winter weather generally results in higher demand for parts from autobody repair shops. Overall, revenues are expected to decline slightly from the first quarter.

    Margins. Margins in the second quarter are expected to improve from the first quarter due to stronger performance in the full-service business. This improvement will be somewhat offset by the seasonality of the self-service business, coupled with the expectation that the cost of purchased vehicles will remain competitive, resulting in purchase costs similar to the first quarter of 2007. Compared to the second quarter of 2006, margins are also expected to improve due to higher scrapped vehicle and core revenues and improved results in the full-service business, offset by significantly higher purchased vehicle costs.

    Steel Manufacturing Business:

    Pricing. West Coast consumption of finished steel long products continues to be firm. Based on current market conditions, the Company expects average sales prices to be down only $10- $15 from the near record prices in the first quarter. High West Coast prices continue to make imported products attractive, which could result in further downward pressure on sales pricing.

    Volumes. The Company typically sees a reduction in second quarter sales volumes due to the impact of winter weather on construction projects. While customer inventories remain low, normal seasonal factors are expected to reduce demand during the quarter. As a result, second quarter sales volumes are expected to decline approximately 10% from the first quarter.

    As the cost of making steel is highly sensitive to production volumes, the lower output during the quarter is expected to result in slightly higher conversion costs, which should result in margins slightly lower than in the first quarter of this year.

    First Quarter 2007 Conference Call

    A conference call to discuss results will be held today, January 8, 2007, at 11:30 a.m. EST, hosted by John Carter, Chief Executive Officer and Greg Witherspoon, Chief Financial Officer. The call will be webcast and is accessible on Schnitzer Steel's web site at www.schnitzersteel.com.

    Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metals products in the United States with 32 operating facilities located in 11 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. SSI's vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. SSI's auto parts business sells used auto parts through its 35 Pick-n-Pull self service facilities and 17 Greenleaf full service facilities located in 14 states and western Canada. With an annual production capacity of 700,000 tons, SSI's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. SSI commenced its 100th year of operations in 2006.

    This news release includes two non-GAAP financial measures, "net income excluding a gain on disposition of joint venture assets and charge for investigation reserve" and "earnings per diluted share excluding a gain on disposition of joint venture assets and charge for investigation reserve". Management believes that by excluding the impact of the gain and the charge for the investigation reserve, these measures allow for better comparisons to prior periods and provide a better insight into the Company's operating performance.

    This news release, particularly the "Outlook" section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company's outlook for the business and statements as to expected pricing, sales volume, operating margin and operating income. Such statements can generally be identified because they contain "expect," "believe," "anticipate," "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; loss of key personnel; the inability to complete expected large scrap export shipments in the current quarter; business integration issues relating to acquisitions of businesses; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of
Operations: in the Company's most recent annual report on Form 10-K or quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.



                 SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)
                             (Unaudited)

                                         For the Three Months Ended
                                         --------------------------
                                         November 30,  November 30,
                                             2006         2005
                                         ------------- ------------

REVENUES:

Metals Recycling Business:
 Ferrous sales:
  Processing                             $    223,092      129,537
  Trading                                      91,513       78,690
 Nonferrous sales                              81,994       31,526
 Other sales                                    3,886        1,677
                                         ------------- ------------
  Total sales                                 400,485      241,430

Auto Parts Business                            60,807       45,922
Steel Manufacturing Business                   96,060       89,156
Intercompany sales eliminations               (47,498)     (35,277)
                                         ------------- ------------
  Total                                  $    509,854  $   341,231
                                         ============= ============


INCOME (LOSS) FROM OPERATIONS:

Metals Recycling Business:
  Processing                             $     23,893  $    13,522
  Trading                                         951          212
Auto Parts Business                             3,795        7,737
Steel Manufacturing Business                   15,359       16,070
Corporate expense                              (9,695)     (19,479)(1)
Intercompany eliminations                        (727)        (529)

                                         ------------- ------------
  Total                                  $     33,576  $    17,533
                                         ============= ============



NET INCOME                               $     21,158  $    41,530 (2)
                                         ============= ============

BASIC EARNINGS PER SHARE                 $       0.69  $      1.36
                                         ============= ============

DILUTED EARNINGS PER SHARE               $       0.69  $      1.34
                                         ============= ============

SHARE INFORMATION (THOUSANDS):
  Basic shares outstanding                     30,751       30,477
                                         ============= ============

  Diluted shares outstanding                   30,876       31,037
                                         ============= ============

(1) Includes a charge of $11 million related to investigation reserve
(2) Includes a gain on disposition of joint ventures of $54.6 million pre-tax.




                   SCHNITZER STEEL INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)
                             (Unaudited)

                                        For the Three Months Ended
                                        ---------------------------
                                        November 30,  November 30,
                                            2006          2005
                                        ------------- -------------

 Revenues                               $    509,854  $    341,231
                                        ------------- -------------


Cost of goods sold                           434,706       285,106
Selling, general and administrative           42,858        40,344
                                        ------------- -------------


Income from wholly-owned operations           32,290        15,781


 Operating income from joint ventures          1,286         1,752
                                        ------------- -------------

 Operating income                             33,576        17,533

 Other income (expense):
   Interest expense                           (1,061)         (435)
   Other income (expense), net                 1,116        55,534 (1)
                                        ------------- -------------
                                                  55        55,099
                                        ------------- -------------


 Income before income taxes and minority
  interests                                   33,631        72,632

 Income tax provision                        (12,071)      (31,135)
                                        ------------- -------------

 Income before minority interests             21,560        41,497

 Minority interests, net of tax                 (402)         (153)

 Pre-acquisition interests, net of tax                         186
                                        ------------- -------------
 Net income                             $     21,158  $     41,530
                                        ============= =============


 Basic earnings per share               $       0.69  $       1.36
                                        ============= =============

 Diluted earnings per share             $       0.69  $       1.34
                                        ============= =============


(1) Includes a gain on disposition of joint ventures of $54.6 million pre-tax.




Schnitzer Steel Industries, Inc.
Selected Operating Statistics
(Unaudited)



                                        Total    Q1 FY06
                            Q1 FY07     FY07       (2)(3)   Q2 FY06
                          ---------------------- ---------------------
Metals Recycling Business
 Ferrous Recycled Metal
  Sales Prices ($/LT)(1)
    Domestic              $      219 $      219  $    207 $      203
    Exports                      230        230       204        196
      Total Processing           226        226       205        198
    Trading                      252        252       216        178

 Ferrous Processing Sales
  Volume (LT)
   Cascade                   191,090    191,090   154,146    147,986
   Domestic                  155,970    155,970    58,343    158,177
   Export                    521,200    521,200   336,712    605,386
                          ---------------------- ---------------------
     Total Processed         868,260    868,260   549,201    911,549
                          ---------------------- ---------------------

 Ferrous Trading Sales
  Volume (LT)
    Trading                  320,018    320,018   306,716    154,387

                          ---------------------- ---------------------
 Total Ferrous Sales
  Volume (LT)              1,188,278  1,188,278   855,917  1,065,936
                          ====================== =====================

 Nonferrous Average Price
  ($/pound)(1)            $    1.017 $    1.017  $  0.616 $    0.742

 Nonferrous Sales Volume
  (pounds, in thousands)      79,728     79,728    50,035     71,800


Steel Manufacturing Business
 Sales Prices ($/NT)(1)
    Average               $      546 $      546  $    517 $      522

 Sales Volume (NT)
    Rebar                     98,491     98,491    98,101     89,114
    Coiled Products           51,823     51,823    48,716     57,061
    Merchant Bar and
     Other                    19,281     19,281    19,241     18,540
                          ---------------------- ---------------------
      Total                  169,595    169,595   166,058    164,715
                          ====================== =====================

Auto Parts Business
 Number of self-service
  locations at end of
  quarter                         35                   30         31
 Number of full-service
  sites at end of quarter
  (3)                             17                   19         18



                                                              Total
                                       Q3 FY06    Q4 FY06     FY06
                                    ----------------------------------
Metals Recycling Business
  Ferrous Recycled Metal Sales
   Prices ($/LT)(1)
    Domestic                         $      215 $      238 $      217
    Exports                                 206        245        214
      Total Processing                      210        243        215
    Trading                                 222        253        226

  Ferrous Processing Sales Volume
   (LT)
   Cascade                              174,833    190,971    667,936
   Domestic                             176,339    130,164    523,023
   Export                               534,966    621,182  2,098,246
                                    ----------------------------------
     Total Processed                    886,138    942,317  3,289,205
                                    ----------------------------------

  Ferrous Trading Sales Volume (LT)
    Trading                             351,173    459,323  1,271,599

                                    ----------------------------------
  Total Ferrous Sales Volume (LT)     1,237,311  1,401,640  4,560,804
                                    ==================================

  Nonferrous Average Price
   ($/pound)(1)                      $    0.914 $    1.083 $    0.873

  Nonferrous Sales Volume (pounds,
   in thousands)                         91,610     87,838    301,283


Steel Manufacturing Business
  Sales Prices ($/NT)(1)
    Average                          $      523 $      548 $      528

  Sales Volume (NT)
    Rebar                               103,623     98,765    389,603
    Coiled Products                      66,093     61,504    233,374
    Merchant Bar and Other               20,783     21,188     79,752
                                    ----------------------------------
      Total                             190,499    181,457    702,729
                                    ==================================

Auto Parts Business
  Number of self-service locations
   at end of quarter                         32         34
  Number of full-service sites at
   end of quarter (3)                        18         17


(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) The Company elected to consolidate results of two of the businesses formed from the Hugo Neu Corporation separation agreement as though the transaction had occurred at the beginning of the fiscal year.
(3) Reflects the addition of Greenleaf Auto Recyclers to the Auto Parts Business in the first quarter of 2006.


    CONTACT: Schnitzer Steel Industries, Inc.
             Investor Relations Contact:
             Rob Stone, 503-224-9900
             or
             Press Relations Contact:
             Tom Zelenka, 503-323-2821
             Website: www.schnitzersteel.com
             Email: ir@schn.com